Consent of Independent Registered Public Accounting Firm Consent

We consent to the inclusion in this Registration Statement of SouthPeak Interactive Corporation on Form S-4 of our report dated January 10, 2008, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of SouthPeak Interactive, LLC and Subsidiary as of June 30, 2007 and 2006 and for the years ended June 30, 2007, 2006 and 2005, which report appears in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” and “Selected Summary Historical Financial Information” in such Registration Statement.

/s/ Marcum & Kliegman LLP

New York, New York
January 15, 2008